Exhibit 99.1

Louis D’Ambrosio, Former President & CEO of Avaya, Joins the Sensus Board of Directors

Raleigh, NC (January 20, 2010) – Sensus announces that Louis (Lou) D’Ambrosio, former President and Chief Executive Officer of telecommunications giant Avaya (NYSE: AV), has accepted appointment to the Sensus Board of Directors.

“Lou is an experienced executive with a strong track record of leading global technology-based organizations,” says Peter Mainz, Chief Executive Officer and President of Sensus. “We are pleased to welcome him to the Sensus Board and I look forward to working with him.”

As CEO of Avaya, Mr. D’Ambrosio led the company in becoming a technology and market share leader in the communications industry and taking the company private. Before being appointed CEO, D’Ambrosio was president of Avaya’s Global Sales and Marketing, leading the company’s initiatives to translate technology innovation into customer solutions. D’Ambrosio also spent 16 years at IBM in senior executive roles in global services, software, and sales and marketing, including an assignment in the Asia-Pacific region. D’Ambrosio received his B.S. from Pennsylvania State University and MBA from Harvard Business School.

“The smart grid has significant societal importance, and technology advancements will continue to accelerate its adoption,” says D’Ambrosio. “I look forward to sharing my experience and contributing to the Sensus Board of Directors as the organization continues its journey as a leading smart grid technology provider.”

Sensus is a market leader in helping utilities deploy Smart Grid solutions, with over four million of its FlexNet™ SmartPoint™ systems installed by electric, gas, and water utilities across North America.

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About Sensus

Sensus is a time-tested technology and communications company providing data collection and metering solutions for water, gas and electric utilities around the world. Sensus is a transforming force for the utilities of tomorrow through its ability to help customers optimize resources, as well as to meet conservation and customer service objectives. Sensus customers rely on the Company for expert, reliable service in order to meet challenges and exceed goals. For more information, visit www.sensus.com.

FlexNet™ and SmartPoint™ are trademarks of Sensus.

Contact

James J. Hilty

Vice President, Business Development

(919) 845-4007

jim.hilty@sensus.com